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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MERSANA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

        The 2018 Annual Meeting of Stockholders of Mersana Therapeutics, Inc. (the "Company" or "Mersana") will be held on June 27, 2018, at 3:00 p.m. EDT at the offices of the Company, 2nd Floor, 840 Memorial Drive, Cambridge, Massachusetts, for the purpose of considering and voting on the following two company-sponsored proposals:

          1.     To elect Willard H. Dere, M.D., as a Class I director for a three-year term.

          2.     To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.

        We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

        Our Board of Directors recommends that you vote "for" the nominee for Class I director (proposal no. 1) and "for" ratification of the proposed independent registered public accounting firm (proposal no. 2).

        Each outstanding share of the Company's common stock (NASDAQ: MRSN) entitles the holder of record at the close of business on April 30, 2018, to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you previously received and submit your proxy by the Internet or telephone or by signing, dating and returning the proxy card included in these materials in order to ensure that your vote is recorded. If you choose to attend the Annual Meeting, you may still vote your shares in person, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

        All stockholders are extended a cordial invitation to attend the Annual Meeting.

By Order of the Board of Directors

Anna Protopapas Chief Executive Officer, President and Director April 30, 2018

Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 27, 2018 at 3:00 p.m. EDT

        This proxy statement, along with the accompanying Notice of 2018 Annual Meeting of Stockholders, contains information about the 2018 Annual Meeting of Stockholders of Mersana Therapeutics, Inc., including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. We are holding the Annual Meeting at 3:00 p.m. EDT at the offices of the Company, 2nd Floor, 840 Memorial Drive, Cambridge, Massachusetts.

        In this proxy statement, we refer to Mersana Therapeutics, Inc. as "Mersana," "the Company," "we" and "us."

        This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

        On or about April 30, 2018, we made available this proxy statement and the attached Notice of 2018 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the proxy card and the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, containing our financial statements for the fiscal year ended December 31, 2017.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 27, 2018

        This proxy statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your proxy card.

        Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the "SEC Filings" tab of the "Investors & Media" section of our website at www.mersana.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139, Attention: Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

 EXPLANATORY NOTE

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and therefore we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

        We could be an emerging growth company through 2022, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.00 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

        The Board of Directors of Mersana Therapeutics, Inc. is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders to be held at 3:00 p.m. EDT on June 27, 2018, at the offices of the Company, 2nd Floor, 840 Memorial Drive, Cambridge, Massachusetts, including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement along with the accompanying Notice of 2018 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

        We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2018 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 because you owned shares of Mersana common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

        On or about April 30, 2018, we began sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

        The Company's Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 30, 2018. Only stockholders who owned our common stock at the close of business on April 30, 2018 are entitled to vote at the Annual Meeting.

How many votes can be cast by all stockholders?

        A total of 22,895,924 shares of common stock of the Company were outstanding on April 30, 2018 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

        If you are a stockholder of record and your shares are registered directly in your name, you may vote:

  •
  By Internet.  You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the Important Notice Regarding the Availability of Proxy Materials or the proxy card.

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  By Telephone.  If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the 16-digit control number that is on either the notice or the proxy card when voting.

  •
  By Mail.  Complete and mail your proxy card in the postage prepaid envelope you receive, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

  •
  In Person at the Meeting.  If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

        If your shares of common stock are held in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

What are the Board's recommendations on how to vote my shares?

        The Board of Directors recommends a vote:

Proposal 1:	FOR the election of Willard H. Dere, M.D. as Class I director.
Proposal 2:	FOR ratification of selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

Who pays the cost for soliciting proxies?

        Mersana will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Mersana may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for such services.

Can I change my vote?

        You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

        The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Director	As this is an uncontested election of a director, the director nominee must receive a greater number of shares voted FOR his election than shares voted to WITHHOLD from such election (also known as a "majority" of the votes cast) to be elected a director. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote beneficial owners' unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.
Proposal 2: Ratify Selection of our Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares cast for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote beneficial owners' unvoted shares held in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the Audit Committee of the Board of Directors will reconsider its selection.

        If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

        Mersana does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

        Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

        It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or vote in accordance with the instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

        If you hold your shares directly, please call Eva Jack, Secretary of the Company, at (617) 498-0020. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

        Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Mersana the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 31, 2018 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below) and all directors and executive officers as a group. The number of shares beneficially owned by each entity or person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2018 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable common property laws, the persons in the table have sole voting and investment power with respect to all shares of common stock held by that person.

        Shares of common stock subject to options, warrants or other rights that are now exercisable or are exercisable within 60 days after March 31, 2018 are considered outstanding for purposes of computing the percentage ownership of the persons holding these options, warrants or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2018, there were 22,868,890 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
Entities Affiliated with New Enterprise Associates(2)	8,140,138	35.6%
Entities Affiliated with Wellington Management Company(3)	2,418,324	10.6%
Pfizer Inc.(4)	2,209,631	9.7%
Entities Affiliated with Rho Ventures(5)	1,331,187	5.8%
Rock Springs Capital Master Fund LP(6)	1,326,800	5.8%
Directors and named executive officers:
Anna Protopapas(7)	830,291	3.5%
Timothy B. Lowinger, Ph.D.(8)	237,163	1.0%
Donald A. Bergstrom, M.D., Ph.D.(9)	198,784	* %
David Mott(2)(10)	8,141,790	35.6%
Kristen Hege, M.D.(11)	23,736	* %
Andrew A. F. Hack, M.D., Ph.D.(12)	16,318	* %
Lawrence M. Alleva(13)	5,890	* %
Sara Nayeem(14), M.D.	890	* %
Elaine V. Jones, Ph.D.	—	0
Willard H. Dere, M.D.	—	0
All executive officers and directors as a group (11 persons)(15)	9,555,274	39.7%

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Mersana Therapeutics, 840 Memorial Drive, Cambridge, Massachusetts 02139.

(2)
As reported on a Schedule 13D, filed with the SEC on July 11, 2017 by New Enterprise Associates 14, L.P. ("NEA 14"), NEA Partners 14, L.P. ("NEA Partners 14"), NEA 14 GP, LTD

  ("NEA 14 LTD"), M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter W. Sonsini and Ravi Viswanathan. The shares directly held by NEA 14 are indirectly held by NEA Partners 14, the sole general partner of NEA 14, NEA 14 LTD, the sole general partner of NEA Partners 14, and each of the individual Directors of NEA 14 LTD. The individual directors of NEA 14 LTD (collectively, the "NEA 14 Directors") are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David Mott, Scott D. Sandell, Peter Sonsini and Ravi Viswanathan. NEA 14, NEA Partners 14, NEA 14 LTD and the NEA 14 Directors share voting and dispositive power with regard to the Company's securities directly held by NEA 14. All indirect holders of the above referenced securities disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address of New Enterprise Associates is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(3)
As reported on a Schedule 13G/A filed with the SEC on February 8, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LP and Wellington Management Company LLP. According to the Schedule 13G/A, the shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LP share voting and dispositive power with regard to 2,243,473 and 2,418,324 of such shares, respectively. Wellington Management Company LLP shares voting and dispositive power with regard to 2,243,473 and 2,343,973 of such shares, respectively. The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(4)
As reported on a Schedule 13G/A filed with the SEC on February 13, 2018 by Pfizer Inc. According to the Schedule 13 G/A, Pfizer Inc. exercises sole voting and dispositive power over 2,209,631 shares of our common stock. Pfizer Inc.'s address is 235 East 42nd Street, New York, NY 10017.

(5)
As reported on a Schedule 13G filed with the SEC on February 9, 2018 by Rho Ventures V, L.P. ("RV V"), Rho Ventures V Affiliates, L.L.C. ("RV V Affiliates"), Rho Capital Partners LLC ("RCP LLC"), RMV V ("RMV"), L.L.C., Pinnacle Investment Partners "Q-6", L.P. ("Pinnacle"), Pinnacle Management Partners LLC, RUGU Partners LLC ("Rugu"), Kariba LLC ("Kariba"), Joshua Ruch, Mark Leschly and Habib Kairouz. According to the Schedule 13G, 752,010; 66,023; 422,871; and 90,283 shares are held directly by RV V, RV V Affiliates, Pinnacle and Kariba, respectively. RMV is the General Partner of RV V and the managing member of RV V Affiliates. RCP LLC is the managing member of RMV. As such, RCP LLC and RMV possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV V and RV V Affiliates. RCP LLC and RMV hold no shares of the company directly. Habib Kairouz, Mark Leschly and Joshua Ruch are the managing members of RCP LLC, the managing member of RMV. As such, Messrs. Kairouz, Leschly and Ruch possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV V and RV V Affiliates. Each of Messrs. Kairouz, Leschly and Ruch disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The general partner of Pinnacle is Pinnacle Management Partners LLC, and its managing member is Rugu. As such, Pinnacle Management Partners LLC and Rugu possess power to direct the voting and disposition of the shares owned by Pinnacle and may be deemed to have indirect beneficial ownership of the shares held by Pinnacle. Ruch is the managing member of Rugu and as such, Ruch possesses power to direct the voting and disposition of the shares owned by Pinnacle and may be deemed to have indirect beneficial ownership of the shares held by Pinnacle. Ruch disclaims beneficial ownership of the shares held by Pinnacle except to the extent of his pecuniary interest therein. The managing member of Kariba is Ruch and as such, Ruch possesses power to direct the voting and disposition of the shares owned by Kariba and may be deemed to have indirect beneficial ownership of the shares held by Kariba. The address of RV V and RV V Affiliates is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019. The address of Pinnacle and Kariba is 343 Thornall Street, Suite 600, c/o Pinnacle Management Services LLC, Edison, NJ 08837.

(6)
As reported on a Schedule 13G/A filed with the SEC on February 14, 2018 by Rock Springs Capital Management LP ("RSCM"), Rock Springs Capital LLC ("RSC") and Rock Springs Capital Master Fund LP ("Master Fund"). According to this Schedule 13G/A, each of RSCM, RSC and Master Fund exercise shared voting and dispositive power over 1,326,800 shares of our common stock. The address of Rock Springs Capital Master Fund LP is 650 South Exeter Street, Suite 1070, Baltimore, Maryland 21202.

(7)
Consists of (i) 72,263 shares of common stock held by the Kinney/Protopapas Irrevocable Trust, (ii) 130,719 shares of common stock and (iii) 627,309 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(8)
Consists of 5,911 shares of common stock and 231,252 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(9)
Consists of 198,784 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(10)
Consists partially of 1,652 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(11)
Consists of 23,736 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(12)
Consists of 16,318 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(13)
Consists of 4,223 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(14)
Consists of 890 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

(15)
Consists of 1,206,243 options to purchase common stock that are exercisable as of March 31, 2018 or will become exercisable within 60 days after such date.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

        Our fifth amended and restated certificate of incorporation, or our certificate of incorporation, states that the Board of Directors shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of the Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

        Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and amended and restated bylaws, or bylaws, our Class I director, if elected at the Annual Meeting, will serve until the 2021 annual meeting of stockholders, our Class II directors will serve until the 2019 annual meeting of stockholders and our Class III directors will serve until the 2020 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board of Directors among the three classes.

        The Board of Directors is currently comprised of eight members. Below is a list of the names, ages as of March 31, 2018 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Elaine V. Jones, Ph.D.(1)	63	Director (Class I)
Sara Nayeem, M.D.(1)	40	Director (Class I)
Willard H. Dere, M.D.	64	Director (Class I)
Andrew A. F. Hack, M.D., Ph.D.	44	Director (Class II)
Kristen Hege, M.D.	54	Director (Class II)
David Mott	52	Chair of the Board of Directors (Class III);
Anna Protopapas	53	Director (Class III); Chief Executive Officer and President
Lawrence M. Alleva	68	Director (Class III)

(1)
Each of Drs. Jones and Nayeem has informed the Company that she does not intend to stand for election when her term expires at the Annual Meeting.

DIRECTOR BIOGRAPHIES

        Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors' conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.

CLASS I DIRECTOR NOMINEE

        Willard H. Dere, M.D. has served as a member of our Board of Directors since March 2018. Since November 2014, Dr. Dere has served as Professor of Internal Medicine, B. Lue and Hope S. Bettilyon Presidential Endowed Chair in Internal Medicine for Diabetes Research, Executive Director of Personalized Health and Co-Principal Investigator of the Center for Clinical and Translational Science

at the University of Utah Health Sciences Center. Prior to that, he served at Amgen Inc., a biopharmaceutical company, as Senior Vice President, Global Development, from December 2004 to June 2007, and from April 2014 to October 2014, and as International Chief Medical Officer from January 2007 to April 2014. Before he joined Amgen in 2003, Dr. Dere served as Vice President of Endocrine, Bone and General Medicine Research and Development at Eli Lilly and Company, a biopharmaceutical company, where he also held various other roles in clinical pharmacology, regulatory affairs, and both early-stage translational, and late-stage clinical research. Dr. Dere serves on the board of directors of each of Radius Health, Inc., BioMarin Pharmaceutical Inc. and Seres Therapeutics, Inc. We believe that Dr. Dere's research, clinical and regulatory biopharmaceutical leadership experience qualify him to serve as a director.

DIRECTORS WITH TERMS EXPIRING IN 2019 (CLASS II DIRECTORS)

        Andrew A. F. Hack, M.D., Ph.D. has served as a member of our Board of Directors since January 2017. Since July 2015, Dr. Hack has served as Chief Financial Officer of Editas Medicine. Previously, from 2011 until 2015, he served as a portfolio manager at Millennium Management, where he ran a healthcare fund focused on biotechnology, pharmaceutical and medical device companies. Before Millennium Management, Dr. Hack was an analyst at HealthCor Management from 2008 to 2011. Prior to HealthCor Management, Dr. Hack served as an analyst at Carlyle-Blue Wave Partners and a principal of the MPM BioEquities Fund. Dr. Hack started his investment career at Banc of America Securities, covering the biotechnology sector. He was also a co-founder of Reify Corporation, a life science tools and drug discovery company. Dr. Hack received a B.A. in Biology, an M.D. and a Ph.D. all from the University of Chicago. We believe that Dr. Hack's financial background, as well as his experience in the biotechnology sector and his medical background, qualify him to serve as a member of our Board of Directors.

        Kristen Hege, M.D. has served as a member of our Board of Directors since August 2016. Dr. Hege was hired in 2010 as Vice President, Translational Development, and is currently a Corporate VP Translational Development at Celgene Corporation. She has also held an active faculty position at the University of California, San Francisco Medical Center since 1996, most recently as Clinical Professor of Medicine, Hematology/Oncology, serving in that role as a volunteer since 2008. Prior to Celgene, she served as Chief Medical Officer at Cellerant Therapeutics and Acting Chief Medical Officer at Aragon Pharmaceuticals and Theraclone Sciences. Dr. Hege was also a Vice President, Clinical Research and Development at Cell Genesys. Dr. Hege is a volunteer at-large director for the Society for Immunotherapy of Cancer and observing board member at Arcus Biosciences. Dr. Hege previously served on the boards of directors for BayBio/California Life Sciences Association from 2014 to 2016 and as a volunteer for Flexus Biosciences from 2014 to 2015 as a board observer. Dr. Hege received a B.A. in Biochemistry from Dartmouth College summa cum laude, an M.D. from University of California, San Francisco and Board certification in Hematology and Medical Oncology from the University of California, San Francisco. We believe that Dr. Hege's medical background and experience in the biotechnology industry qualify her to serve as a director.

DIRECTORS WITH TERMS EXPIRING IN 2020 (CLASS III DIRECTORS)

        David Mott has served as Chairman of our Board of Directors since July 2012. Mr. Mott has served as a general partner of New Enterprise Associates, an investment firm focused on venture capital and growth equity investments, since September 2008, where he leads the healthcare investing practice. From 1992 until 2008, Mr. Mott worked at MedImmune Limited, a biotechnology company and subsidiary of AstraZeneca Plc, and served in numerous roles during his tenure including from October 2000 to July 2008 as president and chief executive officer, and previously as chief financial officer, and as president and chief operating officer. During that time, Mr. Mott also served as executive vice president of AstraZeneca Plc from June 2007 to July 2008 following AstraZeneca Plc's acquisition of MedImmune Limited in June 2007. Prior to joining MedImmune Limited, Mr. Mott was a vice president in the healthcare investment banking group at Smith Barney, Harris Upham & Co. Inc. Mr. Mott serves as the chairman of the board of directors for Adaptimmune Therapeutics plc, Ardelyx, Inc., Epizyme, Inc. and Tesaro, Inc. and serves as a member of the board of Nightstar Therapeutics plc. He also serves on the board of directors of several privately held life sciences companies. Mr. Mott received a B.A. from Dartmouth College. We believe that Mr. Mott's leadership experience in the biotechnology industry, including his role as chief executive officer of MedImmune, as well as his venture capital experience, especially his experience investing in life sciences companies, and his financial experience, provide him with the qualifications and skills to serve as director.

        Anna Protopapas has served as our President and Chief Executive Officer and as a director since March 2015. Prior to joining Mersana, from October 2010 to October 2014, Ms. Protopapas served as a member of the Executive Committee of Takeda Pharmaceutical Company Limited, a global pharmaceutical company, and held various senior management positions at the company, including serving as President of Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda focused on oncology, where she was responsible for leading Takeda's oncology business, and Executive Vice President of Global Business Development, where she was responsible for global acquisitions, partnering, licensing and venture investing. From October 1997 to October 2010, Ms. Protopapas served in various positions at Millennium Pharmaceuticals, including as the Senior Vice President of Strategy and Business Development and a member of the Executive Committee, where she led the company's business development initiatives. Ms. Protopapas served on the board of directors of Bioverativ since February 2017 until its sale to Sanofi. Previously she served on the board of directors for Ariad Pharmaceuticals from May 2015 until the sale of the company in January 2017 and served as the Chair of the Compensation Committee beginning in February 2016. She received a bachelor's degree in science and engineering from Princeton University, a master's in chemical engineering practice from the Massachusetts Institute of Technology and an M.B.A. from Stanford Graduate School of Business. We believe that Ms. Protopapas is qualified to serve as a member of our Board of Directors based on her experience in the pharmaceutical industry as well as her insight into our business as President and Chief Executive Officer of our company.

        Lawrence M. Alleva has served as a member of our Board of Directors since September 2017. Prior to his retirement in June 2010, Mr. Alleva was employed by PricewaterhouseCoopers LLP for 39 years, including 28 years as a partner. Mr. Alleva served clients primarily in the technology sector, as well as pharmaceutical and biotechnology companies. Additionally, he served in a variety of office and regional practice leadership roles, most recently as ethics and compliance leader (assurance) for PwC from 2006 until his retirement. Mr. Alleva is a Certified Public Accountant (inactive). Mr. Alleva received a bachelor of science degree in accounting from Ithaca College and attended the Columbia University Executive MBA (non-degree) Program. Mr. Alleva also serves as a director for Bright Horizons Family Solutions Inc., Tesaro, Inc., and Adaptimmune Therapeutics plc. We believe that Mr. Alleva's extensive experience and expertise working with public companies on corporate finance and accounting matters as a Certified Public Accountant, his experience serving on other corporate boards and his experience in a senior leadership role at PwC provide him with the qualifications and skills to serve as a director.

Director Independence

        Under NASDAQ Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, NASDAQ rules require that, subject to specified exceptions and phase-in provisions, each member of a listed company's audit committee, compensation committee and nominating and corporate governance committee be independent and, in the case of the audit committee and compensation committee, satisfy additional independence criteria set forth in

Rules 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Mott and Alleva and Drs. Dere, Hack, Hege, Jones and Nayeem, representing seven of our eight directors, is "independent" as that term is defined under NASDAQ Rule 5605(a)(2). Our Board of Directors also determined that each of the current members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfies the independence standards for such committee established by Rules 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the NASDAQ rules, as applicable. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances deemed relevant in determining their independence.

Board Meetings and Attendance

        The Board of Directors held six meetings during the year ended December 31, 2017. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2017 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

        The non-employee directors met in executive session during each of the regularly scheduled Board of Directors meetings during the year ended December 31, 2017.

        It is a policy of the Board of Directors that its members make every effort to attend our annual stockholder meetings.

Board of Directors Leadership Structure

        Our current Board leadership structure separates the positions of Chief Executive Officer and Chair of the Board of Directors, although we do not have a corporate policy requiring that structure. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our Board of Directors, is primarily responsible for our operations and strategic direction, while our Board Chair, who is an independent member of the Board of Directors, is primarily focused on matters pertaining to corporate governance, including management oversight and strategic guidance. The Board of Directors believes that this is the most appropriate structure at this time but will make future determinations regarding whether or not to separate the roles of Chair and Chief Executive Officer based on then-current circumstances.

The Board of Directors' Role in Risk Oversight

        The Board of Directors plays an important role in risk oversight at Mersana through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that Mersana faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Mersana's business by the Audit, Compensation and Nominating and Corporate Governance Committees and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to Mersana's internal control over financial reporting. The

Board of Directors also relies on management to bring significant matters impacting Mersana to its attention.

        Pursuant to the Audit Committee's charter, the Audit Committee is responsible for reviewing and discussing with management and Mersana's independent registered public accounting firm Mersana's system of internal controls, its financial and critical accounting practices and its policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Mersana's major financial risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

        Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Mersana's operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company's operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

BOARD COMMITTEES

        The Board of Directors has a standing Audit, Compensation and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors and is described more fully below. Each committee operates pursuant to a written charter, and each reviews and assesses the adequacy of its charter periodically and submits its charter to the Board of Directors for approval. The charter for each committee is available on our website (www.mersana.com) under the "Investors & Media—Corporate Governance" section.

        The following table describes which directors serve on each of the Board of Directors' committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lawrence M. Alleva	X(2)		X
Willard H. Dere, M.D.(1)	X		X
Andrew A.F. Hack, M.D., Ph.D.	X	X
Kristen M. Hege, M.D.		X
Elaine V. Jones, Ph.D.(3)	X		X(2)
Dave M. Mott		X(2)
Sara Nayeem, M.D.(3)			X

(1)
Nominated for election at the 2018 annual meeting of stockholders. See Proposal 1.

(2)
Chair of the committee.

(3)
Each of Drs. Jones and Nayeem has informed the Company that she does not intend to stand for election when her term expires at the Annual Meeting.

Audit Committee

        Our Audit Committee is composed of Lawrence M. Alleva, Willard H. Dere, M.D., Andrew A. F. Hack, M.D., Ph.D. and Elaine V. Jones, Ph.D., with Mr. Alleva serving as Chair of the committee. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NASDAQ. The Board of Directors has determined that Mr. Alleva and Dr. Hack are "audit committee financial experts" within the meaning of the SEC regulations and applicable listing standards of NASDAQ. Dr. Jones will continue to serve on the Audit Committee until her term expires at the Annual Meeting. The Audit Committee's responsibilities include:

  •
  evaluating, determining the selection of, and, if necessary, determining the replacement or rotation of the independent auditor, the lead audit partner, and any other active audit engagement team;

  •
  pre-approving or approving all auditing services and all permitted non-audit services by the independent auditor and pre-approving the related fees;

  •
  assessing and overseeing the independence of the independent auditor and ensuring the receipt of, reviewing, evaluating, and discussing formal written reports from the independent auditor and any disclosed relationships or services regarding the auditor's independence;

  •
  establishing hiring policies for employees or former employees of the independent auditors;

  •
  obtaining and reviewing reports from the independent auditor describing the firm's internal quality-control procedures and any material issues raised by the most recent quality control review or any inquiry or investigation by governmental or professional authorities with respect to audits carried out by the firm;

  •
  obtaining assurance from the independent auditors that, in the course of its audit of the Company, it has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred;

  •
  reviewing with the independent auditor the overall scope and plans for audits;

  •
  reviewing with the independent auditor any noteworthy audit problems or difficulties;

  •
  reviewing and discussing with management and the independent auditor the scope of the Company's system of internal controls, its financial and critical accounting practices, and its policies relating to risk assessment and management;

  •
  reviewing disclosures about any significant deficiencies or material weaknesses in the design or operation of the Company's system of internal controls and any fraud involving management or employees playing a significant role in the Company's system of internal controls;

  •
  reviewing any special steps or remedial measures adopted in light of material control weaknesses or significant deficiencies, if any;

  •
  reviewing, to the extent applicable, the Company's internal controls report and the independent auditor's internal controls report prior to the filing of any reports;

  •
  reviewing with management the Company's procedures and practices designed to provide reasonable assurance that the Company's books, records, accounts, and internal controls are established and maintained as required by law and regulation, and that there are adequate company-level controls in place to prevent or detect any improper or illegal disbursement of funds;

  •
  receiving and reviewing reports of the independent auditor discussing all critical accounting policies and practices used in the preparation of the Company's financial statements, all alternative treatments of financial information within generally accepted accounting principles, or GAAP, that have been discussed with management, and all material written communications between the independent auditor and management;

  •
  discussing with management and the independent auditor changes in the Company's critical account principles and the effects of alternative GAAP methods, off-balance sheet structures, and regulatory and accounting initiatives;

  •
  reviewing and discussing with management and the independent auditor the annual and quarterly financial statements and management's discussion and analysis of financial condition and results of operations of the Company;

  •
  reviewing, or establishing standards for the type of information and the type of presentation of such information to be included in, earnings press releases;

  •
  discussing with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports, if any, that raise material issues regarding, or call into question the integrity of, the Company's financial statements or accounting policies;

  •
  reviewing material pending legal proceedings and other contingent liabilities involving the Company;

  •
  establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal account controls or auditing matters, and submissions by employees of concerns regarding questionable accounting or auditing matters;

  •
  assisting the Board of Directors in its oversight of risk;

  •
  overseeing the integrity of the Company's information technology systems, processes, and data;

  •
  reviewing and assessing the adequacy of the Audit Committee's Charter;

  •
  preparing the Audit Committee's report for inclusion in the Company's annual proxy statement; and

  •
  reviewing and approving all related party transactions in accordance with Company policy.

        During the year ended December 31, 2017, the Audit Committee met six times. The report of the Audit Committee is included in this proxy statement under "Audit Committee Report."

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is composed of Mr. Alleva and Drs. Dere, Jones and Nayeem, with Dr. Jones serving as Chair of the committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is "independent" as defined under the applicable listing standards of NASDAQ. Drs. Jones and Nayeem will continue to serve on the Nominating and Corporate Governance Committee until their terms expire at the Annual Meeting. The Nominating and Corporate Governance Committee's responsibilities include:

  •
  identifying individuals qualified to become members of our Board of Directors, receiving nominations for such individuals, and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

  •
  recommending to our Board of Directors the classes of the Board on which nominees should serve;

  •
  establishing a policy under which stockholders may recommend a candidate for consideration for nomination as a director;

  •
  if a vacancy occurs, identifying and recommending to the Board of Directors qualified candidates to fill such vacancy;

  •
  developing and recommending to the Board of Directors corporate governance guidelines that address, at a minimum, director qualification standards, director responsibilities, direct access to management and independent advisors, director compensation, director orientation and continuing education, and annual performance evaluations of the Board of Directors;

  •
  reviewing the corporate governance guidelines and recommending changes as necessary;

  •
  articulating to each director what service on the Board of Directors entails;

  •
  reviewing the Company's practices and policies with respect to directors, including retirement policies, the size of the Board of Directors, service of non-employee directors, the meeting frequency of the Board, and the structure of Board meetings;

  •
  recommending to the Board of Directors processes for annual evaluations of the performance of the Board of Directors and the appropriate committees thereof and overseeing such evaluation processes;

  •
  reviewing the functions, duties, and composition of the committees of the Board of Directors;

  •
  reviewing Company policies with respect to significant issues of corporate public responsibility;

  •
  considering and reporting to the Board of Directors any questions of possible conflicts of interest of members of the Board of Directors;

  •
  overseeing the systems and processes established by the Company to ensure compliance with the Company's Code of Business Conduct and Ethics;

  •
  providing for new director orientation and continuing education for existing directors on a periodic basis;

  •
  reviewing and assessing the adequacy of the Committee Charter; and

  •
  performing or participating in an evaluation of the performance of the Committee.

        During the year ended December 31, 2017, the Nominating and Corporate Governance Committee met one time.

Compensation Committee

        Our Compensation Committee is composed of Mr. Mott and Drs. Hack and Hege, with Mr. Mott serving as Chair of the committee. The Board of Directors has determined that each member of the Compensation Committee is "independent" as defined under the applicable listing standards of NASDAQ and meets the independence criteria set forth in Rule 10C-1. The Compensation Committee's responsibilities include:

  •
  reviewing and establishing the Company's overall management compensation benefits philosophy and policies;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, or the CEO, evaluating the performance of the CEO in light of those goals and objectives, and recommending to the Board of Directors for approval the compensation level for the CEO;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of the officers of the Company who report directly to the CEO and all officers (other than the CEO) who are "insiders" subject to Section 16 of the Exchange Act, or the Senior Officers, evaluating the performance of the Senior Officers in light of those goals and objectives, and approving, or recommending to the Board of Directors for approval, the compensation levels for the Senior Officers;

  •
  making recommendations to the Board of Directors about the compensation of the non-employee directors;

  •
  reviewing and administering the Company's equity-based compensation and management incentive and deferred compensation plans and making recommendations to the Board of Directors about amendments to such plans and the adoption of any new compensation plans;

  •
  recommending to the Board of Directors any ownership guidelines for the CEO, the Senior Officers, other executives and non-employee directors;

  •
  producing, if required, a compensation committee report on executive compensation for inclusion in the Company's Annual Report on Form 10-K and its annual proxy statement;

  •
  reviewing and approving all employment contracts and other compensatory, severance, and change-in-control arrangements for the CEO and the Senior Officers;

  •
  establishing and reviewing policies and procedures with respect to perquisites;

  •
  reviewing the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking; reviewing the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

  •
  overseeing the maintenance and presentation to the Board of Directors of management's plans for succession to senior management positions in the Company;

  •
  reviewing and assessing the adequacy of the Committee's Charter; and

  •
  participating in an evaluation of the performance of the Committee against the requirements of the Committee's Charter.

        During the year ended December 31, 2017, the Compensation Committee met four times.

Compensation Consultants

        As a part of determining compensation for our named executive officers, the Compensation Committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, as its independent compensation consultant during the portion of 2017 that followed our initial public offering. Pearl Meyer provided analysis and recommendations to the Compensation Committee regarding:

  •
  trends and emerging topics with respect to executive compensation;

  •
  peer group selection for executive compensation comparisons;

  •
  compensation practices of our peer group;

  •
  compensation programs for executives, directors, and our employees generally; and

  •
  stock utilization and related metrics.

        During 2017, prior to our initial public offering, the Compensation Committee also engaged Arnosti Consulting, Inc., or Arnosti, as its independent compensation consultant. Arnosti provided analysis and recommendations to the Compensation Committee regarding the Company's cash and equity compensation programs. When requested, Pearl Meyer consultants attend and Arnosti consultants attended meetings of the Compensation Committee, including executive sessions in which executive compensation-related matters were discussed. Pearl Meyer reports and Arnosti reported to the Compensation Committee and not to management, although Pearl Meyer meets and Arnosti met with management for purposes of gathering information for its analyses and recommendations.

        In determining to engage Pearl Meyer and Arnosti, the Compensation Committee considered their respective independence, taking into consideration relevant factors, including the absence of other services provided to the Company by each of them, the amount of fees the Company paid to each of them as a percentage of their respective total revenue, each of their policies and procedures that are designed to prevent conflicts of interest, any business or personal relationship each of their individual compensation advisors have with an executive officer of the Company, any business or personal relationship each of their individual compensation advisors have with any member of the Compensation Committee and any stock of the Company owned by Arnosti, Pearl Meyer and their respective individual compensation advisors. The Compensation Committee determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Arnosti, Pearl Meyer and their respective individual compensation advisors as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that each of Arnosti and Pearl Meyer is independent pursuant to the independence standards set forth in the NASDAQ listing standards promulgated pursuant to Section 10C of the Exchange Act.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see "Certain Relationships and Related Party Transactions."

Risks Related to Compensation Practices and Policies

        The Compensation Committee maintains a pay-for-performance compensation philosophy, but also recognizes that providing certain types of compensation incentives may inadvertently motivate individuals to act in ways that could be detrimental to the Company in order to maximize personal compensation. To minimize such risk, the Compensation Committee reviews at least annually the overall structure and components of our compensation program and, with respect to our executive officers, the levels of executive compensation under such program. The Compensation Committee has reviewed our compensation program and has determined that it does not encourage inappropriate actions or risk taking and is not reasonably likely to have a material adverse effect on our business. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks. We believe that our compensation program, current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives, including the following:

  •
  base salaries that are consistent with our executive officers' responsibilities and market comparables and that are established to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

  •
  corporate objectives for our annual bonus program for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

  •
  the mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage strategies and actions that balance our short-term and long-term best interests; and

  •
  stock option awards vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.mersana.com and going to the "Corporate Governance" tab under the "Investors & Media" section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.

        A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting our website at www.mersana.com and going to the "Corporate Governance" tab under the "Investors & Media" section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office.

EXECUTIVE OFFICERS

        Below is a list of the names, ages as of April 1, 2018 and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
Anna Protopapas	53	Chief Executive Officer and President; Director (Class III)
David Spellman	41	Chief Financial Officer
Eva M. Jack	50	Chief Business Officer
Timothy B. Lowinger, Ph.D.	54	Chief Scientific Officer
Michael Kaufman, Ph.D.	60	Senior Vice President of Chemistry, Manufacturing and Controls

EXECUTIVE OFFICER BIOGRAPHIES

        Biographical information for Anna Protopapas, our Chief Executive Officer and President, is included herein under "Director Biographies—Directors with Terms Expiring in 2020 (Class III Directors)."

        David Spellman has served as our Chief Financial Officer since March 2018. Previously, Mr. Spellman worked for 12 years at Vertex Pharmaceuticals Incorporated, most recently as Vice President of Corporate, Commercial and International Finance, responsible for global financial planning across the company. Before that role, Mr. Spellman spent two years in London as Vice President of International Finance and Accounting after previously serving as Vice President of Accounting. Before Vertex, Mr. Spellman served in various financial management positions at Millennium Pharmaceuticals. Mr. Spellman received a B.S. in economics from the Wharton School, University of Pennsylvania.

        Eva M. Jack has served as our Chief Business Officer since November 2013. Previously, from 2012 to 2013, she served as a consultant to various biotech companies and investors on business and financing strategies. Before that, she served as Chief Business Officer of Pulmatrix from 2010 to 2012. Before Pulmatrix, she spent six years at MedImmune, the worldwide biologics unit of AstraZeneca, as Managing Director of MedImmune Ventures, overseeing investments in private biotechnology companies, and as a Director in MedImmune's Business Development group. Earlier in her career, Ms. Jack held a variety of positions at Intel Corp. Ms. Jack received a B.A. from the University of Virginia and a master's in health sciences from The Johns Hopkins University.

        Timothy B. Lowinger, Ph.D. has served as our Chief Scientific Officer since February 2008. Previously, Dr. Lowinger worked at Bayer Pharmaceuticals in the United States, Japan and Germany.

He received a B.Sc. (Hons.) in Chemistry and a Ph.D. in Synthetic Organic Chemistry from the University of British Columbia and was a Merck Postdoctoral Fellow at the Ohio State University.

        Michael Kaufman, Ph.D. has served as our Senior Vice President of Chemistry, Manufacturing and Controls since February 2016. Previously, from 2012 to 2016, Dr. Kaufman served as Vice President, Technical Development at Biogen, Inc. Before Biogen, Dr. Kaufman spent 10 years at Millennium Pharmaceuticals, most recently as Vice President, Pharmaceutical Sciences. Before that, he spent 15 years at Merck and Co., Inc. serving in various roles. Dr. Kaufman received a B.S. in Chemistry from the State University of New York, Stony Brook and a Ph.D. in Physical Organic Chemistry from the University of California, Berkeley.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Introduction

        This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next two most highly-compensated executive officers in respect of their service to the Company for our fiscal year ended December 31, 2017. We refer to these individuals as our named executive officers. Our named executive officers for the fiscal year ended December 31, 2017 were:

  •
  Anna Protopapas, our Chief Executive Officer and President;

  •
  Timothy B. Lowinger, Ph.D., our Senior Vice President and Chief Scientific Officer; and

  •
  Donald A. Bergstrom, M.D., Ph.D., our former Senior Vice President and Chief Medical Officer.*

Overview

        Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of our stockholders. Our Compensation Committee is responsible for determining the compensation of our executive officers, other than our Chief Executive Officer, and for making recommendations with respect to our Chief Executive Officer's compensation to our Board of Directors. In 2017, our Compensation Committee engaged Pearl Meyer and Arnosti as its independent compensation consultants, as described in further detail under "Compensation Consultants" above. Pearl Meyer assisted our Compensation Committee in, among other things, evaluating our executive compensation program and assessing the competitiveness of the terms and elements of this program, including developing a list of peer companies to be used for executive compensation-related purposes. The peer companies were chosen because they are companies that are early stage development companies with an oncology focus, that have a market capitalization of $100M to $600M and that have between fifty and two hundred employees. Pearl Meyer also supplemented the peer group information with published survey data, which provided broader market data.

        The compensation of our named executive officers consists of base salary, annual cash bonuses and equity awards, as well as employee benefits that are made available to our salaried employees generally. Ms. Protopapas and Dr. Lowinger are each party to an amended and restated letter agreement with us setting forth the terms and conditions of their employment with us. Each letter agreement provides for at-will employment with us. Each letter agreement sets forth the executive's base salary, which is eligible for potential discretionary merit increases, and target annual performance bonus (expressed as a percentage of base salary). Dr. Bergstrom had been a party to an amended and restated letter agreement prior to his termination of employment with us. Each of our named executive officers is party to our standard nondisclosure, noncompetition and assignment of intellectual property agreement. Pursuant to their letter agreements, Ms. Protopapas and Dr. Lowinger are also entitled to certain compensation and benefits upon terminations of their employment in certain circumstances, including following a change in control, as described under "Payments on Termination of Employment or Change in Control" below.

Base Salary and Annual Bonuses

        Base salaries and target annual bonuses for our named executive officers are annually reviewed by our Compensation Committee. Our Compensation Committee determines any base salary and target annual bonus increases for our named executive officers, other than our Chief Executive Officer, and recommends any such increases for our Chief Executive Officer to our Board of Directors. For 2017,

*
Dr. Bergstrom resigned from the Company effective March 31, 2018.

the annual base salaries for our named executive officers were $430,148 for Ms. Protopapas, $370,162 for Dr. Lowinger, and $370,162 for Dr. Bergstrom. Each of our named executive officers was eligible to receive an annual bonus for 2017 based upon the achievement of corporate performance goals and, in the case of Drs. Lowinger and Bergstrom, individual performance goals. For 2017, the target annual bonus, as percentage of the named executive officer's annual base salary, was 40% for Ms. Protopapas and 35% for each of Drs. Lowinger and Bergstrom.

        At the beginning of 2017, our Compensation Committee established corporate performance goals relating to, among other things, our clinical-stage development and pipeline product candidates, our platform, strategic partnerships and operations, and established the weighting of each goal. For 2017, our Chief Executive Officer's annual bonus was based 100% on the achievement of corporate performance goals, and our other named executive officers' bonuses were based 75% on the achievement of corporate performance goals and 25% on the achievement of individual goals, as recommended by Ms. Protopapas and approved by the Compensation Committee. In January 2018, the Compensation Committee evaluated the Company's performance against the corporate performance goals and approved a 110% level of achievement of the corporate performance goals and, taking into account our Chief Executive Officer's evaluation of their performance, approved a 108% level of achievement of individual performance goals for Dr. Lowinger and a 110% level of achievement of individual performance goals for Dr. Bergstrom. Based on these levels of achievement, our Board of Directors approved an annual bonus of $189,265 for 2017 for Ms. Protopapas and our Compensation Committee approved annual bonus payments for 2017 of $141,803 for Dr. Lowinger and $142,450 for Dr. Bergstrom.

Equity Compensation

        Our named executive officers are eligible to receive equity-based compensation, which has historically been granted in the form of stock options. Prior to our initial public offering, all stock options were granted under our 2007 Stock Incentive Plan. In connection with our initial public offering, our Board of Directors approved our 2017 Stock Incentive Plan. Following its adoption, all stock options have been granted under our 2017 Stock Incentive Plan and no further stock options or other equity-based awards may be granted under our 2007 Stock Incentive Plan. Each outstanding stock option has a ten-year term and an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. Each named executive officer's initial stock option grant vested as to 25% of the shares on the first anniversary of the date of grant and vests in equal quarterly installments thereafter, becoming fully vested and exercisable on the fourth anniversary of the vesting commencement date, generally subject to the named executive officer's continued employment. Subsequent stock option grants vest in equal quarterly installments over four years, generally subject to the named executive officer's continued employment. In 2017, our Chief Executive Officer was granted an option to purchase 66,666 shares of our common stock, which vests in equal quarterly installments over four years, generally subject to her continued employment. None of our other named executive officers was granted stock options or other equity-based awards in 2017. See the "Outstanding Equity Awards at Fiscal Year-End Table" below for more information regarding outstanding stock options held by our named executive officers as of December 31, 2017.

Employee Benefits Plans

        We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including health insurance, life and disability insurance and dental insurance. In addition, we maintain a 401(k) retirement plan, under which eligible employees may elect to reduce their current compensation and have the amount of such compensation reduction contributed to the 401(k) plan on their behalf. The 401(k) plan also permits us to make discretionary employer contributions up to the limits allowed by law. In 2017, we made discretionary matching contributions to 401(k) plan. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Summary Compensation Table

        The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to the Company for the fiscal years ended December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anna Protopapas	2017	430,148	—	291,120	189,265	6,000	916,533
Chief Executive Officer and President	2016	415,000	181,770	414,884	—	3,000	1,014,654
Timothy B. Lowinger, Ph.D.	2017	370,162	—	—	141,803	6,000	517,965
Senior Vice President and Chief Scientific Officer	2016	357,127	135,463	119,680	—	3,000	615,270
Donald A. Bergstrom, M.D., Ph.D.	2017	370,162	—	—	142,450	—	512,612
Former Senior Vice President and Chief Medical Officer	2016	357,127	135,463	202,279	—	—	694,869

(1)
Amounts represent the annual cash bonuses paid to our named executive officers for 2016.

(2)
Amounts represent the aggregate grant date fair value of stock option awards granted to our named executive officers in 2016 and 2017, as applicable, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in the valuation of these option awards are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K.

(3)
Amounts represent the annual cash bonuses paid to our named executive officers for 2017, as described under "Base Salary and Annual Bonuses" above.

(4)
Amounts represent 401(k) matching contributions for 2016 and 2017, as applicable.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers as of December 31, 2017.

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date
Anna Protopapas	473,656	274,710	(1)	$1.53	5/7/2025
	49,676	109,282	(2)	$4.10	8/29/2026
	12,498	54,168	(3)	$6.98	3/13/2027
Timothy B. Lowinger, Ph.D.	5,911	—		$6.98	3/3/2018
	5,111	—		$7.43	5/11/2021
	103,333	—		$1.40	10/1/2022
	11,111	—		$1.40	1/9/2024
	80,073	48,045	(4)	$1.53	6/11/2025
	14,329	31,525	(5)	$4.10	8/29/2026
Donald A. Bergstrom, M.D., Ph.D.(6)	97,082	6,473	(7)	$1.40	1/9/2024
	66,090	39,654	(8)	$1.53	6/11/2025
	11,829	26,016	(9)	$4.10	8/29/2026
	6,251	27,081	(10)	$5.00	12/28/2026

(1)
Represents the unexercised portion of an option to purchase 879,085 shares of our common stock granted on May 8, 2015, which vests as follows: 25% vested on March 2, 2016 and the remainder vests in 12 equal quarterly installments through March 2, 2019, generally subject to Ms. Protopapas's continued employment through each applicable vesting date.

(2)
Represents an option to purchase 158,958 shares of our common stock granted on August 30, 2016, which vests in equal quarterly installments through July 1, 2020, generally subject to Ms. Protopapas's continued employment through each applicable vesting date.

(3)
Represents an option to purchase 66,666 shares of our common stock granted on March 14, 2017, which vests in equal quarterly installments through March 14, 2021, generally subject to Ms. Protopapas's continued employment through each applicable vesting date.

(4)
Represents an option to purchase 128,118 shares of our common stock granted on June 12, 2015, which vests in equal quarterly installments through June 12, 2019, generally subject to Dr. Lowinger's continued employment through each applicable vesting date.

(5)
Represents an option to purchase 45,854 shares of our common stock granted on August 30, 2016, which vests in equal quarterly installments through July 1, 2020, generally subject to Dr. Lowinger's continued employment through each applicable vesting date.

(6)
In connection with his termination of employment on March 31, 2018, Dr. Bergstrom forfeited all options to purchase shares of our common stock that were not vested as of such date.

(7)
Represents an option to purchase 103,555 shares of our common stock granted on January 10, 2014, which vests as follows: 25% vested on January 7, 2015 and the remainder vested in equal quarterly installments thereafter, generally subject to Dr. Bergstrom's continued employment through each applicable vesting date.

(8)
Represents an option to purchase 105,744 shares of our common stock granted on June 12, 2015, which vests in equal quarterly installments through June 12, 2019, generally subject to Dr. Bergstrom's continued employment through each applicable vesting date.

(9)
Represents an option to purchase 37,845 shares of our common stock granted on August 30, 2016, which vests in equal quarterly installments through July 1, 2020, generally subject to Dr. Bergstrom's continued employment through each applicable vesting date.

(10)
Represents an option to purchase 33,332 shares of our common stock granted on December 29, 2016, which vests in equal quarterly installments through January 1, 2021, generally subject to Dr. Bergstrom's continued employment through each applicable vesting date.

Payments on Termination of Employment or Change in Control

        Pursuant to their letter agreements, each of Ms. Protopapas and Dr. Lowinger are entitled to severance payment and benefits upon terminations of their employment in certain circumstances, including following a change in control, as summarized below. The terms "cause," "good reason" and "change in control" referred to below are defined in the applicable letter agreement.

        Termination of Employment without Cause or for Good Reason.    If the executive's employment is terminated by us without cause or by the executive for good reason, the executive will be entitled to receive continued payment of his or her base salary for 12 months, in the case of Ms. Protopapas, or 9 months, in the case of Dr. Lowinger, following such termination of employment. In addition, if the executive elects to continue coverage in our group health plans, we will pay a portion of the COBRA or state law premiums equal to the excess of the cost of such premiums over the amount the executive would have paid for coverage for the executive, his or her spouse and dependents had the executive remained employed by the Company, for 12 months, in the case of Ms. Protopapas, or 9 months, in the case of Dr. Lowinger.

        Termination of Employment without Cause or for Good Reason following a Change in Control.    If the executive's employment is terminated by us without cause or by the executive for good reason, in either case, within 12 months following a change in control, the executive will be entitled to receive a lump sum payment equal to the sum of (i) 18 months' of base salary, in the case of Ms. Protopapas, or 12 months' of base salary, in the case of Dr. Lowinger, and (ii) the executive's target annual bonus, multiplied by 1.5, in the case of Ms. Protopapas, or one, in the case of Dr. Lowinger. If the executive elects to continue coverage in our group health plans, we will pay a portion of the COBRA or state law premiums equal to the excess of the cost of such premiums over the amount the executive would have paid for coverage for the executive, his or her spouse and dependents had the executive remained employed by the Company, for 18 months, in the case of Ms. Protopapas, or 12 months, in the case of Dr. Lowinger. In addition, any stock options or other equity-based awards held by the executive, to the extent outstanding immediately prior to such termination of employment, will vest in full as of immediately prior to such termination.

        Severance subject to release of claims and continued compliance with restrictive covenants.    Our obligation to provide an executive with severance payments and other benefits under the executive's letter agreement is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of the company and the executive's continued compliance with his or her nondisclosure, noncompetition and assignment of intellectual property agreement.

        Section 280G.    In the event that all or any portion of the payments or benefits provided under an executive's letter agreement would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, the executive will be entitled to receive an amount equal to the greater of (i) the amount of such payments or benefits reduced so that no portion of the payments and benefits would fail to be deductible under Section 280G of the Internal Revenue Code, or (ii) the amount otherwise payable reduced by all taxes, including the excise tax imposed under Section 4999 of the Internal Revenue Code.

        Prior to his termination of employment, Dr. Bergstrom was also party to a letter agreement that provided for certain severance payments and benefits upon a termination of his employment in certain circumstances, including following a change in control. Dr. Bergstrom did not receive any severance payments or benefits in connection with his termination of employment in March 2018.

Director Compensation

        In June 2017, our Board of Directors adopted a non-employee director compensation policy, which became effective upon the completion of our initial public offering. Prior to the adoption of our non-employee director compensation policy, none of our non-employee directors received any compensation for their services as directors in 2017, except that Dr. Hack was granted an option to purchase shares of our common stock in in connection with his initial appointment to our Board of Directors in January 2017, as further described in the Director Compensation Table below.

        Under the non-employee director compensation policy adopted in connection with our initial public offering, our non-employee directors are compensated as follows:

  •
  each non-employee director will receive an annual cash fee of $35,000 ($65,000 for the Chair of our Board of Directors);

  •
  each non-employee director who is a member of our Compensation Committee will receive an additional annual cash fee of $5,000 ($10,000 for the Chair of our Compensation Committee);

  •
  each non-employee director who is a member of our Nominating and Corporate Governance Committee will receive an additional annual cash fee of $4,000 ($8,000 for the Chair of our Nominating and Corporate Governance Committee);

  •
  each non-employee director who is a member of our Audit Committee will receive an additional annual cash fee of $7,500 ($15,000 for the Chair of our Audit Committee);

  •
  each non-employee director who is first elected or appointed to our Board of Directors after the completion of our initial public offering will be granted an initial option under our 2017 Stock Incentive Plan to purchase 20,000 shares of our common stock upon his or her initial election to our Board of Directors; and

  •
  on an annual basis, each non-employee director will be granted an option under our 2017 Stock Incentive Plan to purchase 10,000 shares of our common stock on the date of the first meeting of our Board of Directors held after the annual meeting of our stockholders for such year (other than a director who is first elected to our Board of Directors during the calendar year of such annual meeting (including, for the avoidance of doubt, at the time of the annual meeting)).

        The stock options granted to our non-employee directors have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and expire not later than ten years after the date of grant. The initial stock options granted to non-employee directors upon the non-employee director's initial election or appointment to our Board of Directors vest in equal quarterly installments over a three-year period following the date of grant, generally subject to such director's continued service. The annual stock options granted to our non-employee directors vest in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, generally subject to the director's continued service. Any initial stock options and annual stock options granted to our non-employee directors that are then outstanding automatically accelerate and become fully vested and exercisable upon the non-employee director's death or termination of service due to disability or upon a change in control. In addition, each non-employee director has the right to elect to receive all or a portion of his or her annual cash fee for service on our Board of Directors (not including any fees for committee service) under the non-employee director compensation policy in the form of options to purchase shares of our common stock having a grant date fair value approximately equal to such annual cash fee (or portion thereof). Any such election must be made before the January 1st of the year to which the election relates, and the number of shares of our common stock subject to any such option will be determined in accordance with FASB ASC Topic 718 (or any successor provision) based on the closing price of a share of our common stock on the last business day of the calendar year in which the election is made. Any such stock options will vest in equal quarterly installments over a one-year period, generally subject to the director's continued service.

        All cash fees are be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. The amount of each payment is prorated for any portion of a calendar quarter that a non-employee director is not serving on our Board of Directors.

        Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

        The following table sets forth a summary of the compensation we paid to our non-employee directors during 2017. Ms. Protopapas, our President and Chief Executive Officer, received no compensation for her services as a director in 2017 and, as a result, is not included in the table below.

The compensation received by Ms. Protopapas for her services as an employee is described in the "Summary Compensation Table" above and the accompanying narrative description.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
David Mott	38,214	—		—	38,214
Thomas R. Beck, M.D.	—	—		—	—
Elaine V. Jones, Ph.D.	25,250	—		—	25,250
Sara Nayeem, M.D.	20,114	—		—	20,114
Kristen Hege, M.D.	20,000	—	(2)	—	20,000
Andrew A. F. Hack, M.D., Ph.D.	24,162	162,550	(3)	—	186,712
Lawrence M. Alleva	17,209	205,754	(4)	—	222,963

(1)
For the calendar quarter during which our initial public offering was completed, all annual cash fees were prorated based on the number of calendar days served by such non-employee director following the completion of the offering.

(2)
Amounts represent the aggregate grant date fair value of stock option awards granted to Dr. Hack and Mr. Alleva in 2017 in connection with their initial appointment to the Board of Directors, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in the valuation of these option awards are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K. As of December 31, 2017, Drs. Hege and Hack each held options to purchase 52,222 shares of our common stock and Mr. Alleva held options to purchase 20,000 shares of our common stock.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017. As of December 31, 2017, we had three equity compensation plans, each of which was approved by our stockholders: our 2007 Stock Incentive Plan, our 2017 Stock Incentive Plan, and our 2017 Employee Stock Purchase Plan, or 2017 ESPP.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,205,485	$3.44	2,374,280
Equity compensation plans not approved by security holders	—	—	—

Total	3,205,485	$3.44	2,374,280	(2)

(1)
As of December 31, 2017, (i) 2,149,280 shares remained available for future issuance under our 2017 Stock Incentive Plan and (ii) 225,000 shares remained available for future issuance under our 2017 ESPP. No shares remained available for future issuance under our 2007 Stock Incentive Plan as of December 31, 2017, but up to 3,076,531 shares that were subject to awards under our 2007 Stock Incentive Plan as of this same date may become available for future issuance under our 2017 Stock Incentive Plan, to the extent such shares would have become available for future issuance under the terms of our 2007 Stock Incentive Plan.

(2)
Our 2017 Stock Incentive Plan has an evergreen provision that provides for an annual increase in the number of shares available for issuance thereunder to be added on the first day of each fiscal year in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our Board of Directors. Our 2017 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance thereunder to be added on the first day of each fiscal year in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our Board of Directors (but in no event may more than 4,725,000 shares become available for issuance under our 2017 ESPP).

 AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed the audited consolidated financial statements of Mersana for the year ended December 31, 2017, and has discussed these statements with management and Ernst & Young LLP, or Ernst & Young, the Company's independent registered public accounting firm. Mersana management is responsible for preparing the Company's financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Mersana in conformity with U.S. generally accepted accounting principles and discusses any issues it believes should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2017.

        The Audit Committee also received from, and discussed with, Ernst & Young the written disclosures and other communications that the Company's independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, which we refer to as SAS 61.

        Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young its independence from Mersana.

        Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Mersana Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Members of the Mersana Therapeutics, Inc. Audit Committee
Lawrence M. Alleva, Chair
Willard H. Dere, M.D.
Andrew A. F. Hack, M.D., Ph.D.
Elaine V. Jones, Ph.D.

Principal Accountant Fees and Services

        We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2016 and 2017 for each of the following categories of services are as follows (in thousands):

Fee Category	2016		2017
Audit Fees	$1,337,750	(1)	$518,313	(2)
Audit-Related Fees	—		—
Tax Fees(3)	10,815		35,320
All Other Fees	—		—

Total Fees	$1,348,565		$553,633

(1)
Audit fees in 2016 include fees in connection with the Company's initial public offering, including registration statements, responding to SEC comment letters, comfort letters and consents, fees for our annual audit, interim review procedures, and accounting consultations completed during the audit or interim reviews.

(2)
Audit fees in 2017 include fees related to the annual audit of the Company's financial statements, quarterly review procedures and accounting consultations completed during the audit or interim reviews.

(3)
Tax fees are related to tax compliance, tax advice and completed 382 studies.

        Audit Fees.    Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

        Audit-Related Fees.    Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under "Audit Fees."

        Tax Fees.    Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

        All Other Fees.    Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

        The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be communicated to the Audit Committee at its next scheduled meeting.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and certain of our officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2017, we believe that our directors and such officers and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Except as described below, there have been no transactions since January 1, 2017 in which we were a party, the amount involved exceeded or will exceed $120,000 and in which any related person had a direct or indirect material interest.

Indemnification Agreements and Directors' and Officers' Liability Insurance

        We have entered into indemnification agreements with each of our directors and executive officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transactions Policy

        We have adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate of a related party, the Audit Committee will review the proposed transaction to determine, based on applicable NASDAQ and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or the Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related party transaction unless our Audit Committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.

 PROPOSAL NO. 1—ELECTION OF DIRECTOR

        In accordance with the Company's certificate of incorporation and bylaws, the Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Willard H. Dere, M.D., Elaine V. Jones, Ph.D. and Sara Nayeem, M.D. are the Class I directors whose terms expire at the 2018 Annual Meeting of Stockholders. Dr. Dere has been nominated for and has agreed to stand for election to the Board of Directors to serve as a Class I director of the Company for three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal. On April 9, 2018, each of Drs. Jones and Nayeem informed the Company that she does not intend to stand for election as a Class I director and each of their terms will expire on June 27, 2018, immediately following the conclusion of the Annual Meeting. The Board has determined not to fill the vacancies created by Drs. Jones' and Nayeem's departures, and has decided, in accordance with the Company's bylaws, to reduce the number of directors to six (6) members effective immediately following the Annual Meeting.

        Our bylaws provide for a majority voting standard for the election of directors in uncontested elections, which provides that to be elected, a director nominee must receive a greater number of votes FOR his or her election than votes to WITHHOLD from such election. The number of votes cast with respect to that director's election excludes abstentions and broker non-votes with respect to that director's election. In contested elections where the number of director nominees exceeds the number of directors to be elected, the voting standard will be a plurality of the shares present in person or by proxy and entitled to vote.

        It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the nominee listed. Mersana has no reason to believe that the nominee will be unable to serve. In the event that the nominee is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may determine that no directors are to be elected at the Annual Meeting. Information relating to the nominee for election as director and for each continuing director, including his or her period of service as a director of Mersana, principal occupation and other biographical material is shown earlier in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE FOR CLASS I DIRECTOR.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the Audit Committee's selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young has served as our independent registered public accounting firm since 2013.

        The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

        We expect that a representative of Ernst & Young will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 GENERAL MATTERS

Availability of Certain Documents

        A copy of our 2017 Annual Report on Form 10-K has been posted on the Company's website (www.mersana.com) along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2017 Annual Report on Form 10-K, excluding exhibits. Please send a written request to our Secretary at:

    Mersana Therapeutics, Inc.
    840 Memorial Drive
    Cambridge, MA 02139
    Attention: Secretary
    Phone: (617) 498-0020

        SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

        We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

        Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.    To be considered for inclusion in next year's proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 31, 2018, which is 120 days prior to the date that is one year from this year's mailing date of April 30, 2018.

        Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting.    Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2019 annual meeting, although not included in the proxy statement, the stockholder's notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2019 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2019 annual meeting must notify us no earlier than February 27, 2019 and no later than March 29, 2019. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2019 annual meeting.

Contacting the Board of Directors

        Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:

    Mersana Therapeutics, Inc.
    840 Memorial Drive
    Cambridge, MA 02139
    Attention: Secretary

        The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board's duties and responsibilities may be excluded. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

        As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/26/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. MERSANA THERAPEUTICS, INC. 840 MEMORIAL DRIVE CAMBRIDGE, MA 02139 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/26/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Class I Director Nominees 01 Willard H. Dere, M.D. The Board of Directors recommends you vote FOR the following proposal: 2To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000379615_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap are available at www.proxyvote.com MERSANA THERAPEUTICS, INC. Annual Meeting of Shareholders June 27, 2018 3:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Anna Protopapas and Eva Jack, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERSANA THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 03:00 PM, EST on 6/27/2018, at the offices of the Company, 840 Memorial Drive, 2nd Floor, Cambridge, Massachusetts and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000379615_2 R1.0.1.17